UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DHI Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3179218
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

6465 South Greenwood Plaza, Suite 400

Centennial, Colorado 80111

(Address of principal executive offices including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered

On January 28, 2025, the Board of Directors (the “Board”) of DHI Group, Inc., a Delaware corporation (the “Company”), authorized and declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company to stockholders of record as of the close of business on February 7, 2025 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series 1 Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company at an exercise price of $17.00 (the “Exercise Price”), subject to adjustment. The complete terms of the Rights are set forth in a Section 382 Rights Agreement (the “Rights Agreement”), dated as of January 28, 2025, between the Company and Computershare Trust Company, LLC, as rights agent.

The Board entered into the Rights Agreement in an effort to preserve the value of the Company’s significant capital loss carryforwards (“Carryforwards”) and other tax benefits. The Company’s ability to utilize its Carryforwards may be substantially limited if the Company experiences an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an “ownership change” would occur if the percentage of the Company’s ownership by one or more “5-percent shareholders” (as defined in the Code) increases by more than 50 percent over the lowest percentage owned by such stockholders at any time during the prior three years. The Rights Agreement is designed to preserve the Company’s tax benefits by deterring transfers of Common Stock that could result in an “ownership change” under Section 382 of the Code.

In general terms, the Rights Agreement imposes a significant penalty upon any person or group that acquires beneficial ownership (as defined under the Rights Agreement) of 4.99% or more of the outstanding Common Stock without the prior approval of the Board. Any Rights held by a person or group that acquires a percentage of Common Stock in excess of that threshold are void and may not be exercised.

A detailed description of the Rights Agreement and the Rights is set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2025, and is incorporated by reference herein.

Item 2. Exhibits

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series 1 Participating Preferred Stock. (incorporated by reference to Exhibit 3.1 the Company’s Current Report on Form 8-K filed on January 28, 2025).

4.1	Preferred Stock Rights Agreement, dated as of January 28, 2025, by and between DHI Group, Inc. and Computershare Trust Company, N.A., as rights agent. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 28, 2025).

99.1	Press Release issued by DHI Group, Inc. on January 28, 2025 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K filed on January 28, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 28, 2025		DHI GROUP, INC.

	By:	/s/Art Zeile
By: Art Zeile Title: Chief Executive Officer